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[PARK NATIONAL CORPORATION LOGO]
                                                                   Exhibit 99.1

                                  NEWS RELEASE

September 24, 2004                                         For Immediate Release

            PARK NATIONAL CORPORATION TO ACQUIRE FIRST CLERMONT BANK

NEWARK, OHIO --Park National Corporation (AMEX: PRK) and First Clermont Bank
(headquartered in Milford, Ohio) jointly announced today that they have signed a stock purchase agreement, resulting in the acquisition of First Clermont Bank by Park National Corporation. Promptly following the acquisition, First Clermont
Bank will merge with The Park National Bank. First Clermont Bank will operate as a division of The Park National Bank and it will retain its First Clermont Bank name, board of directors, management and associates.

Park National Corporation (Park) is a highly-successful community-bank holding company. First Clermont Bank has seven offices in Clermont County, near
Cincinnati. Subject to the receipt of appropriate regulatory approvals, the acquisition will be made via an all-cash, $52.5 million purchase of all of the outstanding shares of First Clermont Bank and is expected to be completed by the first quarter of 2005.

"We are excited to welcome First Clermont Bank into the Park National family of community banks," said Park President and Chief Executive Officer Dan DeLawder.
"Our other banking offices in southwest Ohio have experienced great demand from local communities and businesses seeking superior personal service and a variety of financial services from reliable, local expert bankers. The management team at First Clermont Bank truly understands these needs, and we look forward to supporting them as they help their communities flourish."

As of August 31, 2004, First Clermont Bank had approximately $210 million in assets and $140 million in deposits, ranking it third in market share in the county. First Clermont Bank operates seven full-service banking centers, including six traditional and one in-store location in Clermont County.

"We are happy to join Park National Corporation. As a true champion of community banking, they will help us further enhance our services for our customers, especially in commercial banking, trust and investment services," said First
Clermont Bank President Daniel L. Earley. "Additionally, our customers will have access to more no-fee ATMs and affiliate banking offices all over central Ohio as well as downtown Cincinnati."

The Park National Bank has had a full-service office in downtown Cincinnati for ten years. It recently relocated into the Sawyer Point Building at 720 E. Pete
Rose Way. The Park National Bank also plans to open an office in Butler County in 2005. For more information about Park National Corporation or The Park
National Bank, visit www.parknationalcorp.com.

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
Media contacts:
---------------
PARK NATIONAL                                       FIRST CLERMONT BANK
Bethany White, Comm. Specialist 740.349.3754        Edward L. Brady,  VP Administrative Services, 513.576.0600
Jerry Nethers, VP Marketing, 740.349.3710           Daniel L. Earley, President, 513.576.0600
John Kozak, Chief Financial Officer, 740.349.3792

                           PARK NATIONAL CORPORATION
                     50 N. THIRD STREET, NEWARK, OHIO 43055
                            www.parknationalcorp.com


                                       5
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[PARK NATIONAL CORPORATION LOGO]

                                  NEWS RELEASE

ABOUT PARK NATIONAL
-------------------

The Park National Bank is headquartered in Newark, Ohio and has consistently earned high marks and awards for its service and performance. Additionally, The Park National Bank is renowned in Licking and surrounding counties for its dedication to the communities it serves. In September 2003, The Park National Bank received the esteemed Business Integrity Award from the Central Ohio Better Business Bureau.

Founded in 1908, The Park National Bank is a subsidiary bank of Park National Corporation (also headquartered in Newark, Ohio). Park National Corporation has approximately $5.1 billion in assets and operates 11 community-based banks and two specialty finance companies with offices in 26 Ohio counties. For more information, visit www.parknationalcorp.com or www.parknationalbank.com.

On August 3, 2004, Park National Corporation announced the signing of a definitive agreement and plan of merger with First Federal Bancorp, Inc. ($250 million in assets), headquartered in Zanesville, Ohio. Subject to the receipt of the approval of appropriate regulatory authorities and the adoption of the agreement and plan of merger by the First Federal Bancorp, Inc. ("First Federal") shareholders, Park National Corporation will acquire First Federal through the merger of a newly-formed subsidiary of Park National Corporation with and into First Federal in an all-cash transaction, immediately followed by the merger of the surviving corporation into Park National Corporation. The merger transactions are expected to be completed in the fourth quarter of 2004. Following completion of the merger transactions, Century National Bank of Zanesville, Ohio (Muskingum County), a subsidiary of Park, will merge into First Federal Savings Bank of Eastern Ohio (FFSB), which is currently a subsidiary of First Federal, and FFSB will change its name to "Century National Bank."



SAFE HARBOR STATEMENT
---------------------

Except for the historical and present factual information contained in this press release, the matters discussed in this press release, including statements as to the expected benefits of the acquisition such as efficiencies, market profile, product offerings and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the ability to obtain regulatory approvals and, in the case of the First Federal merger, shareholder approval, of the acquisitions on the proposed terms and schedule; the possibility that costs or difficulties related to the integration of our businesses will be greater than expected or that the cost savings and any revenue synergies of the combined entities following the acquisitions may be lower or take longer to realize than expected; disruptions from the acquisitions making it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition; and other risk factors relating to our industry as detailed from time to time in the reports of Park National Corporation filed with the SEC. Park disclaims any responsibility to update these forward-looking statements.


                           PARK NATIONAL CORPORATION
                     50 N. THIRD STREET, NEWARK, OHIO 43055
                            www.parknationalcorp.com